Exhibit 99.1

Contact: Jerry M. Brooks, Chief Financial Officer, (713) 939-7711

DRIL-QUIP, INC. ANNOUNCES RESULTS FOR 4th QUARTER & YEAR END 2014

AND STOCK REPURCHASE PROGRAM

HOUSTON, February 27, 2015 — Dril-Quip, Inc. (NYSE: DRQ) today announced net income of $59.1 million, or $1.50 per diluted share, for the three months ended December 31, 2014, versus net income of $47.1 million, or $1.15 per diluted share, for the fourth quarter of 2013. The fourth quarter 2014 results were favorably impacted by an after-tax foreign exchange gain of $2.6 million, or $0.07 per diluted share, as compared to an after-tax foreign exchange loss of $2.3 million, or $0.06 per diluted share, during the fourth quarter of 2013. Total revenues were $254.8 million during the quarter ended December 31, 2014 compared to $232.5 million for the same period in 2013.

For the year ended December 31, 2014, net income was $208.7 million, or $5.19 per diluted share, compared with net income of $169.8 million, or $4.16 per diluted share, for 2013. The results for the twelve months ended December 31, 2014 were favorably impacted by an after-tax foreign exchange gain of $3.4 million, or $0.08 per diluted share, as compared to an after-tax foreign exchange loss of $4.6 million, or $0.11 per diluted share, during the year ended December 31, 2013. Total revenues for the year ended December 31, 2014 were $931.0 million, compared to $872.4 million for the same period in 2013.

Blake DeBerry, Dril-Quip’s President and CEO, stated, “I am extremely proud of the performance of our employees during 2014. Despite significant headwinds, we managed to deliver earnings per share results in line with our beginning of the year expectations and we were able to finish the year with a backlog of approximately $1.2 billion, the same as our year end 2013 backlog.

“Along with our entire industry, we will face numerous challenges throughout 2015. Falling oil prices have led to declining capital expenditure budgets for our customers and to uncertainties related to our bookings and our book-and-ship business for the year. These factors, combined with customer requests for pricing discounts, are expected to have a negative impact on both our revenue and gross margins. Accordingly, we expect our earning per diluted share for 2015 to approximate $4.60 to $4.80 and our first quarter earnings per diluted share to approximate $1.10 to $1.20.”

The Company also announced that its Board of Directors has authorized a stock repurchase program under which the Company can repurchase up to $100 million of its common stock. The repurchase program has no set expiration date. Repurchases under the program may be made through open market purchases, privately negotiated transactions or plans, instructions or contracts established under Rule 10b5-1 under the Securities Exchange Act of 1934. The manner, timing and amount of any purchase will be determined by management based on an evaluation of market conditions, stock price and other factors. The program does not obligate the Company to acquire any particular amount of common stock, and may be modified or suspended at any time at the Company’s discretion. Any repurchased shares are expected to be cancelled.

The Company completed a previously authorized stock repurchase program of $100 million in December 2014, under which the Company repurchased 639,550 shares of its common stock for $49.8 million in the 4th quarter of 2014 and 512,053 shares of its common stock for $50.2 million in the 3rd quarter of 2014.

Dril-Quip is a leading manufacturer of highly engineered offshore drilling and production equipment, which is well suited for use in deepwater, harsh environment and severe service applications.

Statements contained herein relating to future operations and financial results that are forward looking statements are based upon certain assumptions and analyses made by the management of the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors. These statements are subject to risks, some of which are beyond the Company’s control, including, but not limited to, the volatility of oil and natural gas prices and cyclicality of the oil and gas industry, uncertainties regarding the effects of new governmental regulations, the Company’s ability to convert backlog into revenues on a profitable basis, the possibility of cancellations of orders, the Company’s international operations, operating risks, and other factors detailed in the Company’s public filings with the Securities and Exchange Commission. Investors are cautioned that any such statements are not guarantees of future performance and actual outcomes may vary materially from those indicated.

Dril-Quip, Inc.

Comparative Condensed Consolidated Statements of Income

(In thousands, except per share amounts)

(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2014	2013	2014	2013

Revenues	$254,819	$232,462	$930,957	$872,372

Cost and expenses:
Cost of sales	142,497	132,244	513,527	513,906
Selling, general and administrative	22,462	26,074	92,762	94,806
Engineering and product development	11,625	10,976	45,920	40,115

	176,584	169,294	652,209	648,827

Operating income	78,235	63,168	278,748	223,545
Interest income	112	101	667	587
Interest expense	(20)	(11)	(35)	(35)

Income before income taxes	78,327	63,258	279,380	224,097
Income tax provision	19,240	16,195	70,668	54,270

Net income	$59,087	$47,063	$208,712	$169,827

Diluted earnings per share	$1.50	$1.15	$5.19	$4.16

Weighted average shares–diluted	39,463	40,998	40,190	40,865

Depreciation and amortization	$8,381	$7,623	$31,155	$29,340

Capital expenditures	$11,385	$12,596	$42,549	$42,633